Exhibit 8.1


                      [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]


















                                   May 26, 2006


Ameriprise Financial, Inc.
55 Ameriprise Financial Center
Minneapolis, Minnesota 55474


Ladies and Gentlemen:

           We have acted as counsel to Ameriprise Financial, Inc, a Delaware corporation ("AMERIPRISE"), in connection with the Registration Statement filed on May 5, 2006, as amended through the date hereof, and the Prospectus Supplement dated the date hereof (the "OFFERING DOCUMENTS"), for the purpose of selling $500,000,000 principal amount of 7.518% Junior Subordinated Notes (the "NOTES") due June 1, 2066.

          In connection with this opinion, we have examined the form of Indenture of Ameriprise and the form of Note, each to be entered into in connection with the offering of the Notes, the Offering Documents and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

          In our examination, we have assumed that (i) the statements concerning the issuance of the Notes contained in the Offering Documents are true, correct and complete, (ii) the terms of the documents referred to in the preceding paragraph will be complied with, (iii) the factual representations made to us by the Company in its officer's certificate dated as of the date hereof and delivered to us for purposes of this opinion (the "OFFICER'S CERTIFICATE") are true, correct and complete, and (iv) any factual representations made in the Offering Documents or the Officer's Certificate "to the best knowledge of," in the "belief" of, or similarly qualified are true,


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May 26, 2006
Page 2



correct and complete without such qualification. If any of the above described assumptions are untrue for any reason or if the issuance of the Notes is consummated in a manner that is inconsistent with the manner in which it is described in the Offering Documents, our opinion as expressed below may be adversely affected and may not be relied upon.

          Subject to and based solely upon the foregoing, we are of the opinion that, (1) the Notes will be treated as indebtedness of Ameriprise for United States federal income tax purposes (although there is no controlling authority directly on point) and (2) insofar as it relates to matters of United States federal tax law, the discussion set forth in the Prospectus Supplement under the heading, "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS," is a fair and accurate summary of the matters discussed therein.

           We are rendering this opinion to you solely in connection with the Prospectus Supplement, and this opinion is not to be relied upon by any other person or for any other purpose.


                                    Very truly yours,

                                    /s/ Wachtell, Lipton, Rosen and Katz